Exhibit 10.9

CONSIGNMENT AGREEMENT

THIS CONSIGNMENT AGREEMENT dated as of August 25, 2005, is made by and between

FLEET PRECIOUS METALS INC., a Rhode Island corporation operating as Bank of America Precious Metals (“Consignor”); and

AGY HOLDING CORP., a Delaware corporation (“Holding”), AGY AIKEN LLC, a Delaware limited liability company (“Aiken”). and AGY HUNTINGDON LLC, a Delaware limited liability company (“Huntingdon”; Holding, Aiken and Huntingdon are herein collectively referred to herein as “Customer”).

WITNESSETH:

WHEREAS, Customer has requested that Consignor make available to Customer a precious metals consignment facility; and

WHEREAS, Consignor and Customer desire to enter into this Consignment Agreement (as the same may be amended, supplemented, extended, restated or otherwise modified from time to time, this “Agreement”) pursuant to which Consignor will extend to Customer a precious metals consignment facility on the terms and conditions, and in reliance upon the covenants, representations and warranties of Customer, hereinafter set forth;

NOW, THEREFORE, in consideration of the premises and of the mutual promises hereinafter contained, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.	DEFINITIONS; INTERPRETIVE PROVISIONS.

Section 1.01.    Definitions.

When used herein, the terms set forth below shall be defined as follows:

“Affiliate” means as to any Person, any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person or which owns, directly or indirectly, twenty-five percent (25%) or more of the outstanding equity interests of such Person. A Person shall be deemed to control another Person if the controlling Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of the other Person, whether through the ownership of voting securities, by contract, or otherwise.

“Agreement” has the meaning set forth in the Recitals.

“Applicable Margin” means two percentage points (2.0%) or such other percentage as Consignor and Customer may agree upon from time to time.

“Approved Location(s)” means the locations described in Section 2.01(f) hereof.

“Authorized Representatives” means all Person(s) who are authorized by and on behalf of Customer Representative under this Agreement, including, without limitation, (a) to transact Consignment and purchase and sale transactions with Consignor on behalf of Customer under the Consignment Facility; and (b) to request that a Consignment under the Consignment Facility on behalf of Customer be continued as such or converted to a Consignment of another Type.

“Bank” means Bank of America, N.A., a national banking association.

“Breakage Costs” means all costs, losses and expenses (other than loss of anticipated profits) that Consignor may from time to time sustain or incur as a consequence of any prepayment, early termination, acceleration or breakage of a Fixed Rate Consignment or Fixed Rate Period, including any loss or expense arising from interest or fees payable by Consignor to lenders of funds obtained by Consignor in order to maintain such Fixed Rate Consignment for such Fixed Rate Period.

“Business Day” means (a) any day that is not a Saturday, Sunday, or a day on which banks in Providence, Rhode Island, or Charlotte, North Carolina, are required or permitted to be closed, and (b) with respect to all notices, determinations, fundings and payments in connection with any valuation, pricing period or pricing mechanism relating to London, any day that is a Business Day pursuant to the preceding clause (a) and that is also a day on which trading in Dollars and Precious Metal is carried on by and between banks in the London interbank market or London Metal Exchange, as applicable.

“Closing Date” means the date on which the first Consignment is made pursuant to this Agreement.

“Collateral” means all collateral securing payment of the Obligations.

“Collateral Access Agreement” means any landlord waiver or other similar agreement between Consignor and any third party in possession of any Consigned Precious Metal or any Equity Precious Metal of Customer used to satisfy the requirements of Section 7.11 hereof or any landlord of Customer for any leased premises where any Consigned Precious Metal or any Equity Precious Metal of Customer used to satisfy the requirements of Section 7.11 hereof is located, as any such waiver or similar agreement may be amended, restated or otherwise modified from time to time.

“Consigned Precious Metal” means Precious Metal which has been consigned to Customer pursuant to the Consignment Facility.

“Consignment” means a consignment of Precious Metal by Consignor to Customer under the Consignment Facility.

“Consignment Facility” means the facility established pursuant to Section 2 hereof, whereby Customer may request Consignments of Precious Metal from Consignor.

“Consignment Facility Indebtedness” means the value (as determined from time to time in accordance with Section 2.02 hereof) of Consigned Precious Metal plus any unpaid purchase price for Consigned Precious Metal which has been withdrawn or is required to be withdrawn from Consignment under the Consignment Facility.

“Consignment Limit” means (a) the lesser of (i) Twenty Million Dollars ($20,000,000), and (ii) the value (as determined in accordance with Section 2.02) of 20,000 ounces of Platinum; or (b) such other limit as Consignor and Customer may agree upon from time to time as evidenced by an amendment in substantially the form of Exhibit C attached hereto and made a part hereof.

“Consignment Reserve” means an amount equal to fifteen percent (15.0%) of the Consignment Facility Indebtedness.

“Consignor” shall have the meaning set forth in the Preamble.

“Consignor’s Address” means 111 Westminster Street, Providence, Rhode Island 02903, Attn: David R. Vega, Senior Vice President, Precious Metals, or such other person or address as Consignor shall designate from time to time in accordance with the provisions hereof.

“Customer” shall have the meaning set forth in the Preamble.

“Customer Party” means, individually, each of Holding, Aiken, Huntingdon and any other Subsidiary of Customer who hereafter becomes a party hereto as Customer pursuant to a joinder agreement executed by the parties in form and substance acceptable to Consignor.

“Customer Representative” means Holding, as agent of and representative acting on behalf of Customer.

“Customer’s Address” means 2558 Wagener Road, Aiken, South Carolina 29801.

“Default” means (a) an Event of Default or (b) an event or condition that, but for the requirement that time elapse or notice be given or both, would constitute an Event of Default.

“Dollars” and “$” means dollars in lawful currency of the United States. Unless otherwise specified in this Agreement, all payments under this Agreement shall be made in Dollars.

“Drawdown Date” means the date on which any Consignment under the Consignment Facility is made or is to be made and the date on which any Consignment under the Consignment Facility is converted or continued in accordance with Section 2.05 hereof. In the case of physical deliveries of Consigned Precious Metal, the Drawdown Date shall be the date such Consigned Precious Metal is shipped to Customer; in all other cases, the Drawdown Date shall be the date Consignor credits Customer’s account with a mutually acceptable third party or otherwise makes Consigned Precious Metal available to Customer in accordance with the parties’ agreement.

“Environmental Laws” means all federal, state or local laws, statutes, common law duties, rules, regulations, ordinances and codes, together with all administrative orders, directed duties, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case relating to environmental, health, safety and land use matters.

“Equipment” means all equipment (as defined in the Uniform Commercial Code).

“Equity Precious Metal” means Precious Metal owned by Customer (excluding the aggregate amount of all Consigned Precious Metal) free and clear of all Liens (other than Permitted Liens and security interests in favor of Consignor) and which is located at Customer’s premises in the United States.

“Event of Default” means an event specified in Section 8.01 of this Agreement.

“Excluded Taxes” means, with respect to Consignor or any other recipient of any payment to be made by or on account of any obligation of Customer hereunder, (a) taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of Consignor or any assignee of Consignor, in which its applicable lending office is located, and (b) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which Consignor is located.

“Exit Finance Agreement” means the Financing Agreement dated as of April 2, 2004, by and among Customer, certain Affiliates of Customer, certain financial institutions signatory thereto as lenders (the “Exit Lenders”) and Exit Finance Facility Agent, as agent for Exit Finance Lenders, as the same has been and may hereafter be amended, restated, supplemented, extended, renewed, replaced or otherwise modified from time to time.

“Exit Finance Facility Agent” means The CIT Group/Business Credit, Inc., as agent for the Exit Lenders, its successors and assigns.

“Financial Statements” means, according to the context in which it is used, the financial statements referred to in Section 7.06.

“Fiscal Quarter” means any of the quarterly accounting periods of Customer.

“Fiscal Year” means Customer’s fiscal year for financial accounting purposes ending December 31.

“Fixed Consignment Fee” means a consignment fee calculated in accordance with the provisions of Section 2.03(d) hereof,

“Fixed Rate Consignment” means a Consignment of Precious Metal by Consignor to Customer under the Consignment Facility bearing a Fixed Consignment Fee.

“Fixed Rate Period” means, with respect to the Consignment of Precious Metal based upon a Fixed Consignment Fee, the period beginning on the Drawdown Date and ending one (1) month, two (2) months, three (3) months or six (6) months after such Drawdown Date (or such other period as Consignor and Customer shall agree upon from time to time thereafter), as Customer may select in its relevant notice pursuant to Sections 2.04 or 2.05; provided, however, that, if such Fixed Rate Period would otherwise end on a day which is not a London Banking Day, such Fixed Rate Period shall end on the next following London Banking Day; provided, however, that if such next following London Banking Day is the first London Banking Day of a calendar month, such Fixed Rate Period shall end on the next preceding London Banking Day.

“Floating Consignment Fee” means a consignment fee calculated in accordance with the provisions of Section 2.03(c) hereof.

“Floating Rate Consignment” means a Consignment of Precious Metal by Consignor to Customer under the Consignment Facility bearing a Floating Consignment Fee.

“GAAP” means generally accepted accounting principles and practices set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the United States accounting profession).

“Governmental Authority” means any nation or government, any state or other political subdivision thereof and any agency, instrumentality or other entity exercising any executive, legislative, judicial, regulatory or administrative functions of, or pertaining to, government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

“Intercreditor Agreement” means that certain Intercreditor Agreement of even date herewith by and among Consignor, Customer, Exit Finance Facility Agent and Term Loan Agent, as the may hereafter be amended, restated, supplemented, extended, renewed, replaced or otherwise modified from time to time.

“Letter(s) of Credit” means one or more clean, irrevocable letter(s) of credit issued to Consignor for Customer’s account by a domestic financial institution at all times acceptable to Consignor, and in the form of Exhibit D attached hereto, or otherwise in form and substance acceptable to Consignor.

“Lien” means any lien (statutory or other), mortgage, security interest, consignment interest, pledge, hypothecation, assignment, deposit arrangement, encumbrance or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, the interest of a vendor or lessor under any conditional sale, capitalized lease or other title retention agreement).

“London Banking Day” means any day on which commercial banks are open for international business (including dealings in dollar deposits) in London.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, financial condition or prospects of Customer taken as a whole, the Consigned Precious Metal or Consignor’s Liens on the Consigned Precious Metal, or the priority of such Liens; (b) a material impairment of the ability of Customer to perform its material obligations under any Precious Metal Document to which it is a party; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against Customer of any Precious Metal Document to which it is a party or the rights or remedies of Consignor thereunder.

“NYMEX” means New York Mercantile Exchange, Inc.

“Obligations” means any and all indebtedness, obligations and liabilities of Customer to Consignor of every kind and description, direct or indirect, joint or several, absolute or contingent, due or to become due, whether for payment or performance, now existing or hereafter arising under this Agreement or any other Precious Metal Document, including, without limitation, all indebtedness and obligations of Customer under the Consignment Facility; and all interest, taxes, fees, charges, expenses and attorneys’ fees chargeable to Customer or incurred by Consignor hereunder or thereunder, or any other document or instrument delivered pursuant to or as a supplement hereto.

“Permitted Liens” means (a) Liens in the Collateral in favor of the Exit Finance Facility Agent and the Term Loan Agent, subject to the terms of the Intercreditor Agreement; (b) Liens in favor of Consignor or the Bank; (c) Liens for taxes, fees, assessments, or other governmental charges or levies on the property of Customer if such Liens are being contested in good faith and by appropriate proceedings diligently pursued, adequate reserves in accordance with GAAP have been provided on the books of Customer, and a stay of enforcement of such Lien is in effect; (d) Liens imposed by law, such as carrier’s, warehousemen’s, and mechanic’s Liens and other similar Liens arising in the ordinary course of business which secure payment of obligations not more than ten days past due or which are being contested in good faith by appropriate proceedings diligently pursued and for which adequate reserves shall have been provided on Customer’s books; (e) statutory Liens in favor of landlords or real property leased by Customer; provided that, Customer is current with respect to payment of all rent and other material amounts due to such landlord under any lease of such real property; (f) Liens arising out of pledges or deposits under worker’s compensation laws, unemployment insurance, old age pensions, or other social security or retirement benefits, or similar legislation or to secure the performance of bids, tenders, or contracts (other than for the repayment of Indebtedness) or to secure indemnity, performance, or other similar bonds for the performance of bids, tenders, or contracts (other than for the repayment of Indebtedness) or to secure statutory obligations (other than liens arising under ERISA or Environmental Laws) or surety or appeal bonds, or to secure indemnity, performance, or other similar bonds; and (g) unperfected Liens to the extent permitted by Section 7.14 hereof.

“Person” means an individual, corporation, partnership, limited liability company, joint venture, trust, or unincorporated organization.

“Platinum” means platinum (loco Zurich) having a minimum degree of fineness of ninety-nine and 95/100 percent (99.95%), or other platinum in sponge or plate and having a minimum degree of fineness of ninety-nine and 95/100 percent (99.95%), in form available to Consignor, or in such other form as the parties may agree upon from time to time.

“Precious Metal” means Platinum.

“Precious Metal Documents” means this Agreement, the Intercreditor Agreement, and all agreements, instruments and documents relating thereto.

“Precious Metals Rate” means, with respect to any Fixed Rate Period, the arithmetic mean rate for such Fixed Rate Period as shown on Reuters LIBO screen at 10:00 a.m. London, England time two (2) Business Days prior to the first day of such Fixed Rate Period, less the forward rate for such Platinum for such Fixed Rate Period as quoted by Consignor from time to time, or such other rate as agreed to by the parties from time to time.

“Previous Metal Supplier” means Gerald Metals, Inc.

“Prime Rate” means the variable per annum rate of interest so designated from time to time by the Bank as its so-called “prime rate”. The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate being charged to any customer. Changes in the rate of interest resulting from changes in the Prime Rate shall take place immediately without notice or demand of any kind.

“Requirement of Law” means, as to any Person, any law (statutory or common), treaty, rule or regulation or determination, judgment or order of an arbitrator or of a Governmental Authority, in each case applicable to or binding upon the Person or any of its property or to which the Person or any of its property is subject.

“Subsidiary” of a Person means any corporation, association, partnership, limited liability company, joint venture or other business entity of which more than fifty percent (50%) of the voting stock or other equity interests (in the case of Persons other than corporations), is owned or controlled directly or indirectly by the Person, or one or more of the Subsidiaries of the Person, or a combination thereof. Unless the context otherwise clearly requires, references herein to a “Subsidiary” refer to a Subsidiary of Customer.

“Taxes” means income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority other than Excluded Taxes.

“Term Loan Agreement” means the Credit Agreement dated as of April 2, 2004, by and among Customer, certain Affiliates of Customer, certain financial institutions signatory thereto as lenders (the “Term Lenders”) and Term Loan Agent, as agent for Term Lenders, as the same has been and may hereafter be amended, restated, supplemented, extended, renewed, replaced or otherwise modified from time to time.

“Term Loan Agent” means Wachovia Bank, National Association, as agent for the Term Lenders, its successors and assigns.

“Type” means as to any Consignment under the Consignment Facility, its nature as a Fixed Rate Consignment or a Floating Rate Consignment.

“Uniform Commercial Code” or “UCC” means the Uniform Commercial Code in effect or the date hereof in the State of Rhode Island, or such other jurisdiction if otherwise required by applicable law.

Section 1.02.    Accounting Terms.

Any accounting term used in this Agreement shall have, unless otherwise specifically provided herein, the meaning customarily given in accordance with GAAP, and all financial computations in the Agreement shall be computed, unless otherwise specifically provided therein, in accordance with GAAP as consistently applied in the preparation of the Financial Statements.

Section 1.03.    Interpretive Provisions.

(a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b) The words “hereof,” “herein,” “hereunder” and similar words refer to the Agreement as a whole and not to any particular provision of the Agreement; and Subsection, Section, Schedule and Exhibit references are to the Agreement unless otherwise specified.

(c) (i) The term “documents” includes any and all instruments, documents, agreements, certificates, indentures, notices and other writings, however evidenced.

(ii) The term “including” is not limiting and means “including without limitation.”

(iii) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including,” the words “to” and “until” each mean “to but excluding” and the word “through” means “to and including,”

(iv) The word “or” is not exclusive.

(d) Unless otherwise expressly provided herein, (i) references to agreements (including the Agreement) and other contractual instruments shall be deemed to include all subsequent amendments and other modifications thereto, but only to the extent such amendments and other modifications are not prohibited by the terms of any Precious Metal Document, and (ii) references to any statute or regulation are to be construed as including all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting the statute or regulation.

(e) The captions and headings of the Agreement and other Precious Metal Documents are for convenience of reference only and shall not affect the interpretation of this Agreement.

(f) This Agreement and other Precious Metal Documents may use several different limitations, tests or measurements to regulate the same or similar matters. All such limitations, tests and measurements are cumulative and shall each be performed in accordance with their terms.

(g) This Agreement and the other Precious Metal Documents are the result of negotiations among and have been reviewed by counsel to Consignor, Customer and the other parties, and are the products of all parties. Accordingly, they shall not be construed against Consignor merely because of Consignor’s involvement in their preparation.

2.	CONSIGNMENT FACILITY.

Section 2.01.    Consigned Precious Metal; Insurance; Title.

(a) Subject to the terms and conditions herein set forth and provided that (i) no Default has occurred and is then continuing, and (ii) a party has not given notice to the other party pursuant to Section 2.10 of such party’s termination of this Consignment Facility, Consignor hereby agrees that it will consign Precious Metal to Customer from time to time in such amounts as are requested by Customer in the manner set forth herein on any Business Day, so long as the Consignment Facility Indebtedness at no time exceeds the Consignment Limit.

(b) EXCEPT FOR THE FINENESS OF THE PRECIOUS METAL AS DEFINED HEREIN, CONSIGNOR MAKES NO REPRESENTATION OR WARRANTY OF ANY KIND, EXPRESS OR IMPLIED, WITH RESPECT TO THE GOODS AND PRECIOUS METAL CONSIGNED OR TO BE CONSIGNED OR SOLD HEREUNDER, WHETHER AS TO MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR ANY OTHER MATTER, AND CONSIGNOR HEREBY DISCLAIMS ALL SUCH WARRANTIES.

(c) Precious Metal shall be consigned to Customer by Consignor in amounts as requested by Customer from time to time in accordance, and in compliance, with the terms and provisions hereof. At no time shall the Consignment Facility Indebtedness exceed the Consignment Limit.

(d) All deliveries of Consigned Precious Metal requested by Customer shall be made F.O.B. Consignor’s place of business (in the case of physical Precious Metal) at Customer’s expense and risk by a recognized reputable carrier of Consignor’s selection or by Consignor crediting the account of Customer with a third party. Customer shall insure the Consigned Precious Metal, including all Consigned Precious Metal which is in transit, to its full value, at all locations on an all risk form, including flood and earthquake and such other insurance (including but not limited to, fidelity insurance for all employees, including officers) as may from time to time be reasonably required by Consignor. Customer shall, as between Consignor and Customer, accept all risk of loss to the Consigned Precious Metal until its return to Consignor, as hereinafter provided. All insurance provided for in this Subsection (d) shall be effected under valid and enforceable policies, in such forms and in such amounts as may from time to time be reasonably required by Consignor, issued by financially sound and responsible insurance companies which are admitted in the jurisdiction in which the Consigned Precious Metal is located, or are approved under the applicable states’ surplus lines insurance laws. At least thirty (30) days prior to the expiration dates of all insurance policies required under this subparagraph, Customer shall deliver to Consignor Acord Form 27 (2/84) or other similar forms satisfactory to Consignor, together with a full copy of the policy, evidencing the insurance coverage required by Consignor. All such insurance policies shall provide at least thirty (30) days’ prior written notice to Consignor of any cancellation or alteration thereof and shall insure all Consigned Precious Metal wherever it is located. At Consignor’s request, Customer will furnish Consignor with the certificate of an insurance company reasonably satisfactory to Consignor evidencing compliance with the requirements of this Section 2.01(d).

(e) Title to Consigned Precious Metal shall remain in Consignor unless and until such Consigned Precious Metal is purchased and withdrawn from Consignment by Customer whereupon title to such purchased Consigned Precious Metal shall pass to Customer; provided, however, that Consigned Precious Metal shall for the purposes of this Agreement be deemed to be outstanding on Consignment until paid for in full or redelivered by Customer as provided in Section 2.03(f) hereof.

(f) Until and unless Consigned Precious Metal is withdrawn from Consignment and paid for in full, such Consigned Precious Metal and Equipment containing such Consigned Precious Metal shall at all times be physically located (i) at the premises of Customer and other premises approved by Consignor listed on Schedule 2.01 (f) attached hereto, as amended by the parties from time to time (the “Approved Locations”); or (ii) be in transit between said premises and locations.

(g) Customer shall pay all license fees, assessments and sales, use, excise, property and other taxes (other than Excluded Taxes) now or hereafter imposed by any Governmental Authority with respect to the possession, use, sale, transfer, consignment, delivery or ownership of the Consigned Precious Metal.

(h) Consignor shall not be liable for any delay in delivery or for any inability to deliver Precious Metal hereunder directly or indirectly resulting from any unavailability or scarcity of precious metals, foreign or domestic embargoes, seizure, acts of God, insurrections, strikes, war, the adoption or enactment of any law, ordinance, regulation, ruling or order directly or indirectly interfering with the production, sale, consignment or delivery of Precious Metal hereunder, lack of transportation, fire, flood, explosions or other accidents, events or contingencies beyond the reasonable control of Consignor.

(i) The parties hereto hereby acknowledge, confirm and agree that the foregoing description of the form and manner in which Precious Metal will be consigned and delivered pursuant to this Agreement is intended to make clear that Consignor is obligated to engage only in transactions involving Precious Metal in quantities and units which it customarily maintains in its regular inventory, but is not intended to limit such form and manner in the event that Consignor shall agree separately to engage in other types of transactions. Accordingly, the Precious Metal consigned to Customer pursuant to the Consignment Facility and governed by this Agreement shall be such quantity and form of Precious Metal as Consignor shall confirm to Customer from time to time. Until such time as all Consigned Precious Metal has been returned to Consignor or purchased and paid for in full, Precious Metal in the possession or control of Customer, or Precious Metal held by a third party for the account of Customer, shall be deemed to constitute Consigned Precious Metal notwithstanding that such Precious Metal is not specifically identifiable as Precious Metal consigned pursuant to this Agreement or such Precious Metal is in alloyed form or is contained in Equipment.

Section 2.02.    Valuation.

For the purpose of this Agreement, the value of Platinum shall be determined from time to time on the basis of the second fixing price for Platinum on the date of valuation as customarily set by certain members of the London Platinum and Palladium Market Association, or if no such price is available for such date, then on the basis of said second fixing price on the next previous day for which such price was available. In the event that the London Platinum and Palladium Market Association shall discontinue or alter in any material respect its usual practice of quoting a price for Platinum on any day for which such a price is necessary for the purposes of this Agreement, Consignor shall so notify Customer, and Consignor, using its reasonable discretion, shall announce a substituted, reasonably comparable index or mechanism which shall thereupon become the method of valuation hereunder until the London Platinum and Palladium Market Association shall resume its usual practices of quoting such prices.

Section 2.03.    Consignment Fees; Payments by Customer.

(a) During such time as Precious Metal is consigned to Customer hereunder and until the same is either (i) withdrawn from Consignment and paid for in full by Customer as hereinafter provided, or (ii) returned to Consignor in accordance with this Agreement, Customer will pay to Consignor a fee computed daily on the value of such Consigned Precious Metal as hereinafter set forth. Such fee shall be accrued on a daily basis and, in the case of Floating Rate Consignments, shall be paid monthly, not later than the fifth (5th) Business Day following the receipt of billing, and in the case of Fixed Rate Consignments, shall be paid monthly, not later than the fifth (5th) Business Day following the receipt of billing, and on the last day of the Fixed Rate Period with respect thereto.

(b) Customer may elect to pay either a Floating Consignment Fee or, provided that no Default has occurred and is then continuing, a Fixed Consignment Fee with respect to each Consignment of Precious Metal under the Consignment Facility, subject to the terms and conditions hereinafter set forth.

(c) Each Floating Consignment Fee will be calculated for the period commencing with the Drawdown Date and shall be at the rate per annum calculated by Consignor and specified by Consignor from time to time on at least seven (7) days prior written notice in substantially the form of Exhibit A attached hereto and made a part hereof. The Floating Consignment Fee shall be seven and one-half percent (7.5%) per annum until amended pursuant to this Section 2.03(c).

(d) Each Fixed Consignment Fee shall be calculated for a certain specific quantity and form of Precious Metal consigned to Customer for a certain specific Fixed Rate Period at a rate equal to the Precious Metals Rate plus the Applicable Margin. The quantity and form of Precious Metal and the Fixed Rate Period shall be selected by Customer and consented to by Consignor. Once the specific quantity and form of Precious Metal and the specific Fixed Rate Period have been selected and the Fixed Consignment Fee determined, such selections shall be irrevocable and binding on Customer and shall obligate Customer to accept the Consignment requested from Consignor in the amount, in the form and at the Fixed Consignment Fee for the Fixed Rate Period specified.

(e) At such time as Customer shall request the Consignment and delivery of Precious Metal under the Consignment Facility, it shall become obligated to pay to Consignor a market premium per troy ounce announced by Consignor at the time of such Consignment. Such payment is to be made within five (5) Business Days of Customer’s receipt of an invoice therefor.

(f) At such time as Customer shall purchase and withdraw Consigned Precious Metal from Consignment under the Consignment Facility, it shall become obligated to (i) pay to Consignor (x) a purchase price computed in accordance with Section 2.02 hereof based on the value of Precious Metal on the date of Customer’s agreement to purchase if such agreement to purchase is effected by Customer (and Customer has notified Consignor) prior to 2:30 P.M., London Time, on any London Banking Day, plus any applicable premium, or (y) such other purchase price as shall be mutually agreed upon by Consignor and Customer, or (ii) deliver Precious Metal to Consignor’s pool accounts, loco Zurich, free and clear of all Liens, in an amount equal to the Precious Metal purchased. All payments of purchase price for Consigned Precious Metal or deliveries of Precious Metal are to be made within two (2) London Banking Days, provided, however, title to such Consigned Precious Metal shall not pass to Customer until the payment in full of such purchase price either in cash of by means of delivery to Consignor in accordance with the requirements of this Agreement of an equivalent quantity of Precious Metal.

(g) All payments (other than payments in the form of Precious Metal) shall be made by Customer at Consignor’s Address herein set forth or such other place as Consignor may from time to time specify in writing in lawful currency of the United States of America in immediately available funds, without counterclaim or setoff and free and clear of, and without any deduction or withholding for, any taxes or other payments.

(h) All payments shall be applied first to the payment of all fees, expenses and other amounts due to Consignor hereunder (excluding purchase price for Consigned Precious Metal and consignment fees), then to accrued consignment fees and the balance on account of outstanding purchase price for Consigned Precious Metal; provided, however, that after the occurrence of an Event of Default, payments will be applied to the obligations of Customer to Consignor as Consignor determines in its sole discretion.

(i) All fees payable by Customer hereunder shall be calculated on the basis of a 360-day year, counting the actual number of days elapsed.

(j) Subject to the provisions set forth in the definition of “Fixed Rate Period”, whenever any payment is due on a day other than a Business Day, such payment shall be due on the following Business Day, and such extension of time shall in such case be included in the computation of interest or fees, as applicable.

Section 2.04.    Requests for Consignments under the Consignment Facility.

(a) Customer shall give to Consignor notice by telephone (confirmed in writing by Consignor) of each request for a Consignment of Precious Metal. Each such notice shall be irrevocable and binding on Customer and shall obligate Customer to accept the Consignment requested.

(b) Requests for, and repayments of, Fixed Rate Consignments of Precious Metal shall be for not less than One Thousand (1,000) fine troy ounces.

(c) There shall be no minimum ounce requirements for requests for, and repayments of, Floating Rate Consignments.

(d) There shall be no more than fifteen (15) Fixed Rate Consignments outstanding for Consigned Precious Metal at any one time.

(e) Requests for any Floating Rate Consignments shall be furnished to Consignor no later than 2:00 P.M. (Providence time) one (1) Business Day prior to the proposed Drawdown Date; provided, however, such request shall be made at least three (3) London Banking Days in advance in the case of any request for a physical delivery of Consigned Precious Metal. Each such notice shall specify (i) the amount and form of Precious Metal requested, and (ii) the proposed Drawdown Date of such Consignment.

(f) Requests for any Fixed Rate Consignments shall be furnished to Consignor by 3:00 P.M. (Providence time) two (2) London Banking Days prior to the proposed Drawdown Date; provided, however, such request shall be made at least three (3) London Banking Days in advance in the case of any request for a physical delivery of Consigned Precious Metal. Each such notice shall specify (i) the amount and form of Precious Metal requested, (ii) the proposed Drawdown Date of such Consignment, and (iii) the Fixed Rate Period for such Consignment.

(g) Customer irrevocably authorizes Consignor to make or cause to be made, at or about the time of the Drawdown Date of any Consignment of Precious Metal or at the time of receipt of any payment of purchase price for Consigned Precious Metal or any redelivery of Consigned Precious Metal, an appropriate notation on Consignor’s books and records reflecting the making of such Consignment of Precious Metal or (as the case may be) the receipt of such purchase price for Consigned Precious Metal, or any redelivery of Consigned Precious Metal. The amount of the Consignment Facility Indebtedness set forth in Consignor’s books and records shall be prima facie evidence of the Consignment Facility Indebtedness owing and unpaid to

Consignor, but the failure to record, or any error in so recording, any such amount on Consignor’s books and records shall not limit or otherwise affect the obligations of Customer hereunder to make pay and perform its Obligations under the Consignment Facility when due.

Section 2.05.    Conversion Options.

(a) Subject to the provisions hereof, Customer may elect from time to time to convert an outstanding Floating Rate Consignment to a Fixed Rate Consignment and to convert an outstanding Fixed Rate Consignment to a Floating Rate Consignment, provided that (i) with respect to any such conversion of a Fixed Rate Consignment into a Floating Rate Consignment, such conversion shall only be made on the last day of the Fixed Rate Period with respect thereto; (ii) with respect to any such conversion of a Floating Rate Consignment to a Fixed Rate Consignment, Customer shall give Consignor at least three (3) London Banking Days’ prior telephone notice of the day on which such election is effective; and (iii) no Consignment may be converted into a Fixed Rate Consignment when a Default has occurred and is continuing hereunder. Customer shall give to Consignor telephone notice of its decision to convert an outstanding Consignment. All or any part of outstanding Consignments under the Consignment Facility may be converted as provided herein. Each such request shall be irrevocable by Customer.

(b) Subject to the provisions hereof, Fixed Rate Consignments may be continued as such upon the expiration of a Fixed Rate Period with respect thereto by giving to Consignor telephone notice of Customer’s decision to continue an outstanding Consignment as such at least three (3) London Banking Days’ prior to the day on which such election is effective; provided that no Fixed Rate Consignment may be continued as such when a Default has occurred hereunder, but shall be automatically converted to a Floating Rate Consignment on the last day of the first Fixed Rate Period relating thereto ending during the continuance of such Default. In the event that Customer does not notify Consignor of its election hereunder with respect to any Consignment, such Consignment shall be automatically converted to a Floating Rate Consignment at the end of the applicable Fixed Rate Period.

Section 2.06.    Illegality or Inability to Determine Fixed Consignment Fee.

Notwithstanding any other provisions herein, if either (a) any present or future Requirement of Law or in the reasonable interpretation or application thereof shall make it unlawful for Consignor to make or maintain Fixed Rate Consignments, or Consignor shall determine in good faith that adequate and reasonable methods do not exist for ascertaining the Fixed Consignment Fee that would otherwise determine the Fixed Rate Consignment during any Fixed Rate Period, Consignor shall forthwith give notice of such circumstances to Customer and thereupon (a) the agreement of Consignor to make Fixed Rate Consignments shall forthwith be suspended until Consignor determines that the circumstances giving rise to such suspension no longer exist, whereupon Consignor shall so notify Customer, and (b) the Fixed Rate Consignments then outstanding shall be converted automatically to Floating Rate Consignments on the last day of each Fixed Rate Period applicable to such Fixed Rate Consignments or within such earlier period as may be required by applicable law (in which event Customer shall promptly pay Consignor any Breakage Costs related to any such required conversion prior to the expiration of a Fixed Rate Period).

Section 2.07.    Indemnity.

Customer shall pay to Consignor all Breakage Costs associated with any or sustained or incurred as a result of (a) default by Customer in payment of any Fixed Rate Consignments as and when due and payable (including, without limitation, as a result of prepayment or late payment of the purchase price for the Consigned Precious Metal or the acceleration of the Consignment Facility Indebtedness pursuant to the terms of this Agreement), (b) default by Customer in taking a Consignment or conversion after Customer had given (or is deemed to have given) its request therefor, and (c) the purchase of Consigned Precious Metal bearing a Fixed Consignment Fee or the making of any conversion of any such Consignment to a Floating Rate Consignment in each case on a day that is not the last day of the applicable Fixed Rate Period with respect thereto.

Section 2.08.    Maintenance of Consignment Limit.

(a) If the Consignment Facility Indebtedness at any time exceeds the Consignment Limit, Customer will promptly, upon notice or demand by Consignor, either:

(i) make payment to Consignor, as provided in Section 2.03(f) hereof, for Consigned Precious Metal having an aggregate value sufficient to result in the remaining Consignment Facility Indebtedness being not more than the Consignment Limit, or

(ii) deliver to Consignor, either physically at Consignor’s vault in Providence, Rhode Island or to Consignor’s pool accounts, loco Zurich or through a recognized third party, Precious Metal free and clear of all Liens having an aggregate value sufficient to result in the remaining Consignment Facility Indebtedness being not more than the Consignment Limit.

(b) Any physical return of Consigned Precious Metal to Consignor’s vault in Providence shall be at Customer’s expense and risk and shall only be credited to Customer’s account upon Consignor’s assaying the value thereof, unless such returned Precious Metal is delivered in containers of Platinum supplied by NYMEX-approved refineries (with refiner’s seals unbroken), in which case an assay will not be required.

Section 2.09.    Late Fee.

If the entire amount of any required payment hereunder is not paid in full within ten (10) Business Days after the same is due, Customer shall pay to Consignor by bank wire to a bank of Consignor’s choice, a late fee equal to five percent (5%) of the required payment.

Section 2.10.    Termination; Return of Consigned Precious Metal.

(a) Each of Consignor and Customer may terminate this Agreement at any time by giving thirty (30) days prior written notice of such termination to the other; provided, however, termination of this Agreement by Customer shall be expressly conditional upon Customer’s paying and performing in full all of Customer’s obligations hereunder. Upon giving of such notice or at any time thereafter, Consignor may, at its option, suspend or terminate its obligation to Consign or deliver Precious Metal hereunder; provided, however, that Consignor will deliver Precious Metal in respect to pending orders placed by Customer prior to the issuance of a notice of termination if Customer first pays in full for the Precious Metal so ordered, and any related costs and expenses. Termination of this Agreement shall not affect Customer’s duty to pay and perform its Obligations to Consignor hereunder in full. Notwithstanding termination, until all Obligations have been satisfied in full, Consignor shall retain its security interests in the Collateral and, except for those provisions relating to Consignor’s agreement to consign Precious Metal, all terms and conditions of this Agreement shall remain in full force and effect.

(b) ALL SUMS OUTSTANDING AND ALL OBLIGATIONS OUTSTANDING UNDER THE CONSIGNMENT FACILITY WILL BE DUE AND PAYABLE IN FULL UPON THE EARLIER OF (i) THE OCCURRENCE OF AN EVENT OF DEFAULT AND CONSIGNOR’S ACCELERATION OF THE OBLIGATIONS, OR (ii) THE EFFECTIVE DATE OF TERMINATION OF THIS AGREEMENT PURSUANT TO SECTION 2.10(a). Upon termination of the Consignment Facility, Consignor may credit any amounts then held by it to reduce the amount of such Obligations in accordance with the provisions of Section 11 hereof. Termination of the Consignment Facility shall not affect Customer’s duty to pay and perform its Obligations to Consignor under the Consignment Facility in full. Notwithstanding termination, until all Obligations have been fully satisfied, Consignor shall retain the Consignment interests retained under this Agreement, and, except for those specific covenants and conditions dealing with the consigning of Precious Metal, all terms and conditions of this Agreement shall remain in full force and effect.

(c) Upon termination of the Consignment Facility for any reason, Customer shall immediately upon the effective date of termination (i) deliver to Consignor at Consignor’s vault in Providence, Rhode Island, any Consigned Precious Metal theretofore consigned to but not purchased and paid for in full by Customer under the Consignment Facility; or (ii) make payment for all Consigned Precious Metal theretofore consigned to but not purchased and paid for in full by Customer under the Consignment Facility, the purchase price thereof to be determined in accordance with Section 2.03(f) hereof; or (iii) deliver to Consignor, to Consignor’s pool accounts, loco Zurich or through a recognized third party, any Consigned Precious Metal theretofore consigned to but not purchased and paid for in full by Customer under the Consignment Facility. Any physical return of Consigned Precious Metal to Consignor’s vault in Providence, Rhode Island, shall be at Customer’s expense and risk and shall only be credited to Customer’s account upon Consignor’s assaying the value thereof, unless such returned Precious Metal is delivered in containers of Platinum supplied by NYMEX-approved refineries (with refiner’s seals unbroken), in which case an assay will not be required.

(d) Notwithstanding any provision herein to the contrary, in the event of a termination of this Agreement in circumstances in which an Event of Default has not occurred and is continuing, Customer may, not later than ten (10) days after delivery of such notice of termination in accordance with Section 2.10(a), deliver and thereafter maintain at all times Letters of Credit to Consignor in an aggregate amount (after deduction of all other amounts as to which Letters of Credit have been provided pursuant to Section 7.11 hereof) equal to one hundred two percent (102%) of all Obligations in respect of Fixed Rate Consignments then in effect for their corresponding Fixed Rate Periods, whereupon Consignor shall be entitled to use drawings under such Letters of Credit to pay each Fixed Rate Consignment Obligation (including the value (as determined from time to time in accordance with Section 2.02 hereof) of Consigned Precious Metal which is the subject thereof) as it comes due at the end of its corresponding Fixed Rate Period unless Customer has otherwise complied with Section 2.10(c). Should the available face amount of the Letters of Credit drop below one hundred two percent (102%), Customer shall increase the available face amount of the Letters of Credit to equal one hundred five percent (105%) of the then-current amount of all Obligations in respect of Fixed Rate Consignments within three (3) Business Days. Each Letter of Credit delivered pursuant to this Section 2.10(d) shall not have an expiration date which is earlier than thirty (30) days after the last day of all Fixed Rate Periods of such Fixed Rate Consignments.

(e) If Customer fails to pay and perform the foregoing obligations upon termination of this Agreement, Consignor shall in addition have all of the rights and remedies of a secured party and a consignor under the Uniform Commercial Code with respect to Consigned Precious Metal outstanding hereunder. Customer shall pay all legal expenses and attorneys’ fees incurred by Consignor in enforcing Consignor’s rights, powers and remedies under this Agreement.

Section 2.11.    Taxes.

All payments made by Customer under this Agreement shall be made free and clear of, and without deduction or withholding for or on account of, any present or future Taxes. If any Taxes are required to be withheld from any amounts payable to Consignor hereunder, the amounts so payable to Consignor shall be increased to the extent necessary to yield to Consignor (after payment of all Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement.

Section 2.12.    True Consignment; Security Interest.

(a) The parties hereto intend that this Agreement shall provide for a true consignment and that all transactions hereunder shall constitute true consignments of the Consigned Precious Metal.

(b) To secure the prompt and punctual payment and performance of all Obligations under this Agreement, whether now existing or hereafter incurred, Customer hereby grants to Consignor a continuing security interest in (i) the Consigned Precious Metal, whether now existing or hereafter arising, (ii) all Platinum of Customer, whether now existing or hereafter arising, and in whatever form, including, without limitation, all Platinum incorporated in Equipment of Customer, and (iii) all proceeds and products of the foregoing. Nothing contained in the foregoing grant is intended to conflict with the true consignment nature of this Agreement.

(c) Customer hereby authorizes Consignor’s filing of UCC financing statements against Customer in connection with the Consignment and the security interests granted hereby and hereby ratifies any UCC financing statements filed by Consignor prior to the date hereof.

(d) All Obligations shall also be secured by all Letters of Credit, if any, provided to Consignor pursuant to this Agreement.

(e) If Customer shall fail to renew or replace any Letter of Credit, or any extension(s) or replacement(s) therefor, at least twenty (20) days prior to its scheduled expiry date, if any, Consignor shall be entitled to draw under the Letter of Credit for its full available face amount and to apply the proceeds thereof to payment of the Obligations.

(f) When all Obligations (other than contingent indemnification obligations which by their terms are intended to survive repayment of the Obligations) have been finally and indefeasibly paid in full in cash and all obligations of Consignor hereunder and under all Precious Metal Documents have been terminated, Consignor shall promptly terminate all security interests hereunder and surrender to Customer all Letters of Credit then in existence.

(g) If at any time, for a period of ten (10) consecutive Business Days, the aggregate available face amount of all Letters of Credit exceeds the aggregate amount of outstanding Obligations (and in the case of Fixed Rate Consignment Obligations described in Section 2.10(d) hereof, one hundred five percent (105%) of such Obligations and Consigned Precious Metal as provided hi Section 2.10(d)), Consignor shall, unless an Event of Default has occurred and is continuing, promptly return to Customer in response to Customer’s request therefor, Letters of Credit in an amount equal to such excess or if such return cannot be accomplished due to the amounts of such Letters of Credit, accept replacement Letters of Credit such that such excess is eliminated.

3.	[RESERVED].

4.	CONDITIONS.

Section 4.01.    Conditions to Consignor’s Obligations Hereunder.

The obligation of Consignor to make the initial Consignment of Precious Metals hereunder is subject to the satisfaction of all of following conditions precedent:

(a) The representations and warranties set forth in Section 6 hereof shall be true and correct in all material respects on the Closing Date and the date each Consignment is requested and is to occur or be issued.

(b) Customer shall have executed and delivered to Consignor, or shall have caused to be executed and delivered to Consignor in form and substance acceptable to Consignor,

upon the execution of this Agreement, all agreements required by Consignor for the purpose of securing payment and performance of Customer’s Obligations under this Agreement, together with any other documents required by the terms hereof or thereof, including, without limitation, the Intercreditor Agreement and all insurance required by the terms hereof, which shall at all times remain in full force and effect.

(c) Consignor shall have received on the date hereof (i) the favorable written opinion of counsel for Customer, dated the date hereof, satisfactory to Consignor and its counsel in scope and substance; and (ii) such other supporting documents and certificates as Consignor or its special counsel may request.

(d) Contemporaneously with closing hereunder, the Previous Metal Supplier shall have terminated all UCC financing statement filings made against Customer which cover or affect Precious Metal of Customer or evidence consignments of Precious Metal to Customer.

(e) All legal matters incident to the transactions hereby contemplated shall be satisfactory to counsel for Consignor.

(f) No Default shall have occurred and be continuing.

Section 4.02.    Conditions to Subsequent Transactions.

The obligation of Consignor to make any subsequent Consignments is subject to the following conditions precedent:

(a) All warranties and representations set forth in this Agreement (except those made as of a specific date) shall be true and accurate in all material respects as of the date such Consignment or delivery is requested to be made.

(b) After giving effect to such Consignment, no Event of Default and no Default shall have occurred and be continuing, or shall result from the requested transaction.

(c) No event(s) shall have occurred, and no circumstance(s) shall exist, which individually or in the aggregate with other such circumstances or events, has had, or could reasonably be expected to have, a Material Adverse Effect.

Section 4.03.    Customer’s Confirmation.

Each request by Customer to Consignor for the delivery of Precious Metal under the Consignment Facility shall be deemed to be a representation and warranty to Consignor that the respective conditions specified in Sections 4.01 and 4.02 for such Consignment have been satisfied.

Section 4.04.    Authorized Representatives.

Customer and Customer Representative shall deliver to Consignor a certificate or letter certifying to Consignor the name(s) of all Authorized Representatives, in the form attached hereto as Exhibit B. Consignor may conclusively rely on such certificate or letter until it shall receive further certificates from such Customer in form acceptable to Consignor canceling or amending the prior list of Authorized Representatives. Any person identifying himself or herself as an Authorized Representative of Customer shall have the right to effect transactions under the Consignment Facility and this Agreement. Consignor shall have no responsibility or obligation to ascertain whether the person is in fact the Authorized Representative of Customer which he or she claims to be or is, in fact, authorized to effect the transaction. At its option, Consignor may verify any telephonic or telegraphic request for a transaction by calling an Authorized Representative, and where more than one Authorized Representative is so authorized, by calling an Authorized Representative or other individual other than the caller or the individual initiating the transaction. Customer hereby authorizes Consignor at its option to record electronically all telephonic requests for transactions that Consignor may receive from Customer or any other person purporting to act on behalf of Customer.

5.	SECURITY.

Customer’s Obligations shall be secured at all times by the security interests granted pursuant to Section 2.12(b) hereof and all Letters of Credit.

6.	REPRESENTATIONS AND WARRANTIES.

As a material inducement to Consignor to enter into this Agreement and to provide Precious Metal and financial accommodations contemplated hereby, Customer hereby represents and warrants to Consignor (which representations and warranties shall survive the execution of this Agreement, the making of Consignments) that:

Section 6.01.    Existence and Standing.

Each Customer Party (i) is duly organized, validly existing and in good standing under the laws of its state of incorporation, (ii) has the requisite corporate or limited liability company (as applicable) power and authority to own its properties and to carry on business as now being conducted, (iii) holds all material permits, authorizations and licenses, without material restrictions or limitations, which are necessary for such ownership or business activity, (iv) is qualified to do business in every jurisdiction where such qualification is necessary, and (v) has the requisite corporate or limited liability company (as applicable) power to execute, deliver and perform this Agreement and all other Precious Metal Documents; except in each case referred to in (ii), (iii) and (iv), to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect.

Section 6.02.    Authorization; No Conflict.

The execution, delivery and performance by Customer of the terms and provisions of each Precious Metal Document have been duly authorized by all requisite corporate and limited liability company action and will not violate (a) any Requirement of Law, (b) any order of any court or other Governmental Authority, (c) the corporate charter, articles of incorporation or by-laws of Customer, or (d) any material indenture, agreement or other instrument to which

Customer is a party, or by which Customer is bound, or be in conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under, or, except as may be provided by this Agreement, result in the creation or imposition of any Lien of any nature whatsoever upon any of the property or assets of Customer pursuant to, any such material indenture,, agreement or other instrument. No order, consent, adjudication, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, or other action in respect of any Governmental Authority which has not been obtained by Customer, is required to be obtained by Customer in connection with the execution and delivery of the Precious Metal Documents, the transactions under this Agreement, the payment and performance by Customer of the Obligations or the legality, validity, binding effect or enforceability of any of the Precious Metal Documents.

Section 6.03.    Material Adverse Change.

Since December 31, 2004, there has been no change in the business, property, condition (financial or otherwise) or results of operations of Customer which could reasonably be expected to have a Material Adverse Effect.

Section 6.04.    Taxes.

Customer has filed all United States federal, state and material local tax returns and all other material tax returns which are required to be filed and has paid all material taxes due pursuant to said returns or pursuant to any assessment received by Customer, except such taxes, if any, as are being contested in good faith and as to which adequate reserves have been provided in accordance with GAAP and as to which no Lien exists. No tax liens have been filed and no claims are being asserted with respect to any such taxes, other than the Canadian Reassessment (as defined in the Exit Finance Agreement) (involving alleged unpaid taxes in an amount currently expected not to exceed $500,000 (based on the advice of Holding’s advisors)).

Section 6.05.    Financing Statements; Title.

No financing statement or agreement is on file in any public office pertaining to or affecting the Consigned Precious Metal or the Collateral, except in connection with Permitted Liens. Customer has good title to all of its material properties and assets, free and clear of all Liens, except Permitted Liens.

Section 6.06.    Accuracy of Information.

No written information, exhibit or report furnished by Customer to Consignor in connection with the negotiation of, or compliance with, the Precious Metal Documents contain any material misstatement of fact or omitted to state a material fact or any fact necessary to make the statements contained therein not misleading at the time made and in light of the circumstances in which such facts were presented; provided, however, that with respect to projected financial information, Customer represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

Section 6.07.    Labor Disputes.

There is no pending or (to Customer’s knowledge) threatened, strike, work stoppage, material unfair labor practice claim, or other material labor dispute against or affecting Customer or its Subsidiaries or their employees that could reasonably be expected to have a Material Adverse Effect.

Section 6.08.    Specifically Designated National and Blocked Persons.

Customer is not a country, individual, or entity named on the Specifically Designated National and Blocked Persons (SDN) list issued by the Office of Foreign Asset Control of the Department of the Treasury of the United States of America.

Section 6.09.    No Event of Default.

No Event of Default as defined in Section 8.01 hereof or Default has occurred and is continuing.

Section 6.10.    Binding Obligations.

Each Precious Metal Document and all documents and agreements executed or delivered in connection with or pursuant to this Agreement have been duly executed and delivered by Customer and constitute legal, valid and binding obligations of Customer, enforceable against Customer in accordance with their respective terms, subject to bankruptcy, insolvency, reorganization and other similar laws of general application affecting the rights of creditors generally.

Section 6.11.    Shared Benefits of Agreement.

Each Customer Party expects to derive benefit (and its board of directors or other governing body has determined that it may reasonably be expected to derive benefit), directly and indirectly, from the Precious Metal supplied, and financial accommodations extended, by Consignor to any of the Customer Parties pursuant to this Agreement. Each Customer Party has determined that execution, delivery, and performance of this Agreement and any other Precious Metal Documents to be executed by such Customer Party is within its purpose, will be of direct and indirect benefit to such Customer Party, and is in its best interest.

7.	AFFIRMATIVE AND NEGATIVE COVENANTS.

From the date hereof and until (a) the Obligations have been paid and performed in full, and (b) Consignor’s commitments and obligations have been terminated, Customer agrees that it will:

Section 7.01.    Legal Existence; Licenses and Properties.

Do or cause to be done all things necessary to preserve, renew and keep in full force and effect (i) its corporate or limited liability company (as applicable) existence, and (ii) its rights,

licenses, permits and franchises; except to the extent the failure to do so could not reasonably be expected to have a Material Adverse Effect; comply in every material respect with all laws and regulations applicable to it (including, without limitation, all Environmental Laws) and all material agreements to which it is a party, in each case the violation of which could reasonably be expected to have a Material Adverse Effect; at all times maintain, preserve and protect all franchises and trade names and preserve all the remainder of its property used or useful in the conduct of its business and keep the same in good repair, working order and condition, and from time to time, make, or cause to be made, all needful and proper repairs, renewals, replacements, betterments and improvements thereto, so that the business carried on in connection therewith may be properly and advantageously conducted at all times; except to the extent the failure to do so could not reasonably be expected to have a Material Adverse Effect; not change its name, the type of entity that it is or its state of incorporation, unless it has provided Consignor with thirty (30) days’ prior written notice thereof.

Section 7.02.    Taxes.

Pay and discharge or cause to be paid and discharged all material taxes, assessments and governmental charges or levies imposed upon it or upon its respective income and profits or upon any of its property, real, personal or mixed, or upon any part thereof, before the same shall become in default, as well as all material lawful claims for labor, materials and supplies or otherwise, which, if unpaid, might become a lien or charge upon such properties or any part therefor; provided that such Customer shall not be required to pay and discharge or cause to be paid and discharged any such tax, assessment, charge, levy or claim so long as the validity thereof shall be contested in good faith by appropriate proceedings and it shall have set aside on its books adequate reserves with respect to any such tax, assessment, charge, levy or claim, so contested, and provided, further, that payment with respect to any such tax, assessment, charge, levy or claim shall be made before any of its property shall be seized and sold in satisfaction thereof.

Section 7.03.    Litigation.

Give prompt written notice to Consignor of any proceedings instituted against it or any of its stockholders by or in any Federal or state court or before any Governmental Authority which, if adversely determined, could reasonably be expected to have a Material Adverse Effect.

Section 7.04.    Liens.

Not create, incur, assume or suffer to exist any Lien of any nature whatsoever on any of the Consigned Precious Metal, except for Permitted Liens.

Section 7.05.    Disposition of Consigned Precious Metal.

Without Consignor’s prior written consent, not sell, assign, or dispose in any way of any Consigned Precious Metal or any Equity Precious Metal of Customer used to satisfy the requirements of Section 7.11 hereof.

Section 7.06.    Financial Reporting.

Unless otherwise explicitly waived by Consignor in writing, furnish to Consignor:

(a) within ninety (90) days after the end of each Fiscal Year, audited consolidated balance sheet of Holding and its Subsidiaries as of the end of the Fiscal Year, and related statements of income and retained earnings and cash flow for Holding and its Subsidiaries for such Fiscal Year, prepared and certified by Grant Thornton LLP or another independent certified public accountant selected by Holding and reasonably acceptable to Consignor, as well as any and all prior comparisons to prior Fiscal Year;

(b) within sixty (60) days after the end of the first three Fiscal Quarters of each Fiscal Year an unaudited consolidated balance sheet as at the end of such Fiscal Quarter and the related statements of income and retained earnings and cash flow of Holding and its Subsidiaries for such Fiscal Quarter and for the Fiscal Year through the end of such Fiscal Quarter, and comparisons to prior quarters and prior years, certified by an authorized financial or accounting officer of Holding;

(c) within 10 days after the last day of each fiscal month, a monthly collateral and Precious Metal report in form acceptable to Consignor showing quantities and locations of Consigned Precious Metal and Precious Metal owned by Customer;

(d) at the time of delivery of the financial statements described in paragraphs (a) and (b) of this Section 7.06, a certificate signed by Holding’s chief financial officer certifying that as of the date of such financial statements no default or event of default exists under or as defined in the Exit Finance Agreement or title Term Loan Agreement;

(e) within ninety (90) days after the commencement of each of Customer’s Fiscal Years, a detailed annual budget or plan of Holding and its Subsidiaries for such succeeding Fiscal Year to be in form and substance satisfactory to Consignor in all respects in its reasonable judgment, together with the assumptions upon which such budget or plan is based; and

(f) promptly from time to time, such additional information regarding its financial condition, business operations and customers as Consignor may reasonably request.

Section 7.07.    [Reserved.]

Section 7.08.    Inspections; Field Exams.

Permit Consignor, by its respective employees, representatives and agents, from time to time (but not more frequently than twice in each Fiscal Year) during normal business hours upon two (2) Business Days’ prior notice and without disruption to Customer’s normal business operations (a) to inspect any of the Consigned Precious Metal, and (b) conduct periodic inventories, expanded spot-checks and field exams of Customer’s Precious Metal, at Customer’s sole cost and expense. If an Event of Default has occurred and is continuing, Customer shall provide such access to Consignor at all times and without notice or limitations.

Section 7.09.    Notices.

Give prompt notice in writing to Consignor of: (a) the occurrence of any Default; (b) any other development, financial or otherwise, which could reasonably be expected to have a Material Adverse Effect; (c) the assertion by the holder of any indebtedness of Customer with an aggregate principal balance outstanding in excess of $5,000,000 that any default exists with respect thereto; (d) receipt of any notice of litigation commenced or threatened against Customer that could reasonably be expected to have a Material Adverse Effect; and (e) any other matter as Consignor may reasonably request.

Section 7.10.    Insurance.

Keep its insurable properties adequately insured at all times, by financially sound and reputable insurers, to such extent and against such risks, including fire and other risks insured against by extended coverage, and maintain liability and such other insurance as is customarily maintained by companies engaged in similar businesses.

Section 7.11.    Consignment Reserve.

At all times maintain Equity Precious Metal and/or the available face amount of all Letters of Credit (exclusive of Letters of Credit which are securing other Obligations hereunder in respect to outstanding Obligations under Section 2.10(d) hereof) which in the aggregate are at least equal to the Consignment Reserve.

Section 7.12.    Location of Consigned Precious Metal.

At all times maintain one hundred percent (100%) of the Consigned Precious Metal physically located at the Approved Locations.

Section 7.13.    Collateral Access Agreements.

To the extent applicable, obtain and deliver to Consignor, and maintain in effect at all times, a Collateral Access Agreement, from the lessor of each leased property, mortgagee of owner property or bailee or consignee with respect to any warehouse, processor or converted facility or other location which is either an Approved Location where Consigned Precious Metal or Equipment containing Consigned Precious Metal is stored or located, or a location at which Customer holds Equity Precious Metal which is used to satisfy requirements under Section 7.11 hereof, which agreement or letter shall contain a waiver or subordination of all Liens or claims that the landlord, mortgagee or bailee or consignee may assert against the Consigned Precious Metal at that location, and shall otherwise be reasonably satisfactory in form and substance to Consignor.

Section 7.14.    Other Consignments.

Not obtain Platinum on consignment, loan, conditional sale or lease from any Person other than Consignor (including, without limitation, the Previous Metal Supplier) unless (a) exclusively and fully secured by cash or standby letters of credit at all times, and (b) no financing statements are filed against Customer in respect to such transactions which cover or affect Precious Metal.

8.	EVENTS OF DEFAULT AND ACCELERATION.

Section 8.01.    Events of Default.

In each case of the occurrence of any one or more of the following events (each of which is herein called an “Event of Default”):

(a) any representation or warranty made or deemed made by or on behalf of Customer herein or in any of the Precious Metal Documents or in any certificate, statement or agreement furnished by Customer in connection with this Agreement or any Precious Metal Document shall prove to be false or misleading in any material respect; or

(b) default in the payment of (i) any Floating Consignment Fee or Fixed Consignment Fee when due and payable and continuance of such default for two (2) Business Days, or (ii) default in the payment of any other Obligation, when the same shall become due and payable, whether at the due date thereof or at a date fixed for payment or by acceleration or otherwise; or

(c)(i) default in the due observance or performance of, or compliance with, any covenant or agreement contained in either of Sections 7.04 or 7.08; or (ii) default in the due observance or performance of, or compliance with, any covenant or agreement contained in either of Sections 7.11 or 7.12 and continuance thereof for a period of five (5) Business Days; or (iii) default in the due observance or performance of, or compliance with, any other covenant or agreement contained in Section 7 and continuance thereof for a period of ten (10) Business Days;

(d) default (other than a default which constitutes an Event of Default under another subsection of this Section 8.01) in the due observance or performance of, or compliance with, any other covenant, condition or agreement to be observed or performed pursuant to the terms of this Agreement or pursuant to the terms of any other Precious Metal Document and which default shall continue unremedied for ten (10) days after Customer’s receipt of written notice thereof from Consignor; or

(e) default in the payment or performance of any other obligation, liability or indebtedness (after the expiration of any applicable grace periods set forth therein) of Customer to Consignor, or any Affiliate of Consignor or Bank of America Corporation, whether now or hereafter existing and howsoever arising, incurred or evidenced; or

(f) default shall occur with respect to the Exit Finance Agreement or the Term Loan Agreement, or any replacement or refinancing thereof, if the effect of such default is to accelerate the maturity of such indebtedness or to permit the holder thereof to cause such indebtedness to become due prior to the stated maturity thereof, or if any indebtedness of Customer thereunder is not paid, when due and payable, whether at the due date thereof or a date fixed for prepayment or otherwise; or

(g) Customer shall (i) make an assignment for the benefit of creditors; or (ii) file any voluntary petition under any chapter of the Bankruptcy Code; or (iii) apply for or permit the appointment of a receiver, trustee or custodian of any of the property or business; or (iv) become insolvent, bankrupt or suffer the entry of an order for relief under Title 11 of the United States Code; or (v) make an admission of its inability to pay its debts as they become due; or

(h) the commencement against Customer of any bankruptcy, insolvency, arrangement, reorganization, receivership or similar proceeding under any federal or state law by creditors of Customer, which proceeding shall not have been controverted within ten (10) days or shall not have been dismissed and vacated within thirty (30) days of commencement; or

(i) the occurrence of any loss, theft, destruction of or damage to any of the Consigned Precious Metal (exclusive, however, of destruction of Platinum consumed in the ordinary course of Customer’s business, so long as remaining Precious Metal at Approved Locations (exclusive of Equity Precious Metal used to satisfy the Consignment Reserve) is sufficient to cover Customer’s Consignment Facility Indebtedness), unless Consignor reasonably determines that such loss, theft, destruction or damage is adequately covered by insurance; or

(j) the occurrence of any attachment on any of the Consigned Precious Metal or on any Equity Precious Metal of Customer which is used to satisfy the requirements of Section 7.11 hereof; or

(k) any material provision of any Precious Metal Document for any reason ceases to be valid, binding and enforceable in accordance with its terms, or Customer other than Consignor shall challenge the enforceability of any Precious Metal Document or shall assert in writing, or engage in any action or inaction based on any such assertion, that any provision of any of the Precious Metal Documents has ceased to be or otherwise is not valid, binding and enforceable in accordance with its terms; or

(1) the Intercreditor Agreement shall fail to remain in full force or effect or any action shall be taken by Customer or other party thereto to discontinue, rescind or assert the invalidity or unenforceability of the Intercreditor Agreement; or

(m) an event occurs that has had a material adverse effect on Customer’s operations, business, properties or financial condition of Customer taken as a whole, the Consigned Precious Metal or Consignor’s Liens on the Consigned Precious Metal or priority of such Liens;

then in any such event, immediately upon the occurrence of the Event of Default set forth in Section 8.01(f) above, and at the option of Consignor in all other cases (i) the obligations of Consignor hereunder shall immediately terminate, (ii) Customer shall promptly return to Consignor all Consigned Precious Metal theretofore consigned to but not purchased and paid for by Customer, and (iii) all Customer’s Obligations to Consignor shall become immediately due and payable without presentment, demand or notice, all of which are hereby expressly waived, notwithstanding any credit or time allowed to Customer or any instrument evidencing

Customer’s Obligations to Consignor. Consignor shall have all remedies of a secured party under the Uniform Commercial Code with respect to all Consigned Precious Metal and all Collateral.

Section 8.02.    Default Rate.

Upon the occurrence and during the continuance of an Event of Default, the then applicable rates at which fees are calculated and charged hereunder shall, to the extent permitted by applicable law, at Consignor’s option, increase by two percentage points (2.0%).

9.	INTEGRATION: AMENDMENTS/WAIVERS.

This Agreement (including the Exhibits and Schedules hereto) and the other Precious Metal Documents are intended by the parties as the final, complete and exclusive statement of the transactions evidenced by this Agreement. All prior or contemporaneous promises, agreements and understandings, whether oral or written, are deemed to be superceded by this Agreement, and no party is relying on any promise, agreement or understanding not set forth in this Agreement This Agreement may not be amended, modified except by a written instrument describing such amendment or modification executed by Customer and Consignor. No waiver of any provision hereof or of any Precious Metal Document, nor consent to the departure by Customer therefrom, shall be effective unless the same is in writing, and then such waiver or consent shall be effective only in the specific instance, and for the purpose, for which given.

10.	INDEMNIFICATION AND LIMIT OF LIABILITY.

(a) Customer agrees to indemnify and hold harmless Consignor from and against any and all claims, actions and suits whether groundless or otherwise, and from and against any and all liabilities, losses, damages and expenses of every nature and character (y) arising in connection with any alleged violation of any Environmental Laws relating to Customer or property owned, occupied or operated by Customer, or (z) arising out of this Agreement or any other Precious Metal Documents executed or delivered in connection herewith and any related documents or the transactions contemplated hereby, including, without limitation, (i) any actual or proposed use by Customer of the Consignment Facility, (ii) Customer or any of its Affiliates entering into or performing this Agreement or any of the other documents or agreements executed or delivered in connection herewith and any related documents, or (iii) with respect to Customer and its Affiliates and their respective properties and assets, in each case including, without limitation, the reasonable fees and disbursements of counsel and allocated costs of internal counsel incurred in connection with any such investigation, litigation or other proceeding; provided, however, that Customer shall not have any obligation to indemnify Consignor to the extent that such liability, claim, action, suit, loss, damages or expense is solely the result of gross negligence or willful misconduct of Consignor. In litigation, or the preparation therefor, Consignor shall be entitled to select its own counsel and, in addition to the foregoing indemnity, Customer agrees to pay promptly the reasonable fees and expenses of such counsel. If, and to the extent that the obligations of Customer under this Section are unenforceable for any reason, Customer hereby agrees to make the maximum, contribution to the payment in satisfaction of such Obligations which is permissible under applicable law. The provisions of this Section shall survive the repayment of the Obligations and the termination of the obligations of Consignor hereunder.

(b) NO CLAIM MAY BE MADE BY CUSTOMER OR ANY OTHER PERSON AGAINST CONSIGNOR OR ITS AFFILIATES, DIRECTORS, OFFICERS, EMPLOYEES, COUNSEL, REPRESENTATIVES, AGENTS OR ATTORNEYS-IN-FACT FOR ANY SPECIAL, INDIRECT, CONSEQUENTIAL OR PUNITIVE DAMAGES IN RESPECT OF ANY CLAIM FOR BREACH OF CONTRACT OR ANY OTHER THEORY OF LIABILITY ARISING OUT OF OR RELATED TO THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY OTHER PRECIOUS METAL DOCUMENT, OR ANY ACT, OMISSION OR EVENT OCCURRING IN CONNECTION THEREWITH, AND CUSTOMER HEREBY WAIVES, RELEASES AND AGREES NOT TO SUE UPON ANY CLAIM FOR SUCH DAMAGES, WHETHER OR NOT ACCRUED AND WHETHER OR NOT KNOWN OR SUSPECTED TO EXIST IN ITS FAVOR.

11.	SETOFF.

Customer hereby grants to Consignor, a continuing right of setoff upon and against all deposits, credits, collateral and property, now or hereafter in the possession, custody, safekeeping or control of Consignor or the Bank or any entity under the control of Bank of America Corporation and its successors and assigns or in transit to any of them. At any time, without demand or notice (any such notice being expressly waived by Customer), Consignor may setoff the same or any part thereof and apply the same to any liability or obligation of Customer even though unmatured and regardless of the adequacy of any other collateral securing the Loans. ANY AND ALL RIGHTS TO REQUIRE CONSIGNOR TO EXERCISE ITS RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL WHICH SECURES THIS AGREEMENT, PRIOR TO EXERCISING ITS RIGHT OF SETOFF WITH RESPECT TO SUCH DEPOSITS, CREDITS OR OTHER PROPERTY OF CUSTOMER, ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED.

12.	ASSIGNMENTS AND PARTICIPATIONS.

Section 12.01.    Assignment by Customer.

The rights of Customer under this Agreement may not be assigned to any third party without the prior written consent of Consignor. All covenants and agreements of Customer contained herein shall bind Customer and its successors and assigns, and shall inure to the benefit of Consignor, its successors and assigns.

Section 12.02.    Pledges.

Consignor may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of Consignor, including any such pledge or assignment to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release Consignor from any of its obligations hereunder or substitute any such assignee for such Consignor as a party hereto.

13.	EXPENSES.

Customer shall pay upon demand all reasonable expenses of Consignor in connection with the preparation., administration, default, collection, waiver or amendment of terms, or in connection with Consignor’s exercise, preservation or enforcement of any of its rights, remedies or options hereunder, including, without limitation, reasonable attorneys’ fees of outside legal counsel or the reasonable allocated costs of in-house legal counsel, reasonable accounting, consulting, brokerage or other costs relating to any appraisals or examinations conducted in connection with the Consignment or any collateral therefor, and the amount of all such expenses, if not paid within ten (10) days after demand, shall, until paid, bear interest at an annual rate equal to the Prime Rate plus two percent (2%) and he an Obligation secured by any collateral.

14.	GOVERNING LAW; JURY TRIAL WAIVER; CONSENT TO JURISDICTION; MISCELLANEOUS.

Section 14.01.    Governing Law.

This Agreement and the rights and obligations of the parties hereunder shall be construed and interpreted in accordance with the laws of the State of New York (excluding the laws applicable to conflicts or choice of law). Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

Section 14.02.    Forum; Waiver of Jury Trial; Service of Process.

(a) CUSTOMER HEREBY IRREVOCABLY AGREES THAT ANY SUIT FOR THE ENFORCEMENT OF THIS AGREEMENT OR ANY OF THE OTHER PRECIOUS METAL DOCUMENTS MAY BE BROUGHT IN THE COURTS OF THE STATES OF RHODE ISLAND OR NEW YORK OR ANY FEDERAL COURT SITTING THEREIN AND CONSENTS TO THE NONEXCLUSIVE JURISDICTION OF SUCH COURTS AND SERVICE OF PROCESS IN ANY SUCH SUIT BEING MADE UPON CUSTOMER BY MAIL AT CUSTOMER’S ADDRESS SET FORTH IN THIS AGREEMENT. CUSTOMER HEREBY WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH SUIT OR ANY SUCH COURT OR THAT SUCH SUIT IS BROUGHT IN AN INCONVENIENT FORUM.

(b) CUSTOMER AND CONSIGNOR MUTUALLY HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT TO A TRIAL BY JURY IN RESPECT OF ANY CLAIM BASED HEREON, ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER PRECIOUS METAL DOCUMENTS CONTEMPLATED TO BE EXECUTED IN CONNECTION HEREWITH OR ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENTS

(WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY, INCLUDING, WITHOUT LIMITATION, ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENTS OR ACTIONS OF CONSIGNOR RELATING TO THE ADMINISTRATION OF THE CONSIGNMENTS OR ENFORCEMENT OF THE PRECIOUS METAL DOCUMENTS, AND AGREE THAT NEITHER PARTY WILL SEEK TO CONSOLIDATE ANY SUCH ACTION WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED. EXCEPT AS PROHIBITED BY LAW, CUSTOMER HEREBY WAIVES ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY LITIGATION ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES OR ANY DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES. CUSTOMER CERTIFIES THAT NO REPRESENTATIVE, CONSIGNOR OR ATTORNEY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT CONSIGNOR WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER. THIS WAIVER CONSTITUTES A MATERIAL INDUCEMENT FOR CONSIGNOR TO ACCEPT THIS AGREEMENT AND EXTEND THE CONSIGNMENT FACILITIES HEREUNDER.

Section 14.03.    Usury.

All agreements between Customer and Consignor are hereby expressly limited so that in no contingency or event whatsoever, whether by reason of acceleration of maturity of the indebtedness evidenced hereby or otherwise, shall the amount paid or agreed to be paid to Consignor for the use or the forbearance of the indebtedness evidenced hereby exceed the maximum permissible under applicable law. As used herein, the term “applicable law” shall mean the law in effect as of the date hereof provided, however that in the event there is a change in the law which results in a higher permissible rate of interest, then this Agreement shall be governed by such new law as of its effective date. In this regard, it is expressly agreed that it is the intent of Customer and Consignor in the execution, delivery and acceptance of this Agreement to contract in strict compliance with the laws of the State of New York from time to time in effect. If, under or from any circumstances whatsoever, fulfillment of any provision hereof or of any of the Precious Metal Documents at the time of performance of such provision shall be due, shall involve transcending the limit of such validity prescribed by applicable law, then the obligation to be fulfilled shall automatically be reduced to the limits of such validity, and if under or from circumstances whatsoever Consignor should ever receive as interest an amount which would exceed the highest lawful rate, such amount which would be excessive interest shall be applied to the reduction of the principal balance evidenced hereby and not to the payment of interest. This provision shall control every other provision of all agreements between Customer and Consignor.

Section 14.04.    Additional Costs.

If any future applicable law, which expression, as used herein, includes statutes, rules and regulations thereunder and interpretations of any present or future laws by any competent court or by any governmental or other regulatory body or official charged with the administration or the interpretation thereof and requests, directives, instructions and notices at any time or from time to time hereafter made upon or otherwise issued to Consignor by any central bank or other fiscal, monetary or other authority (whether or not having the force of law), shall:

(a) subject Consignor to any tax (except for Excluded Taxes), levy, impost, duty, charge, fee, deduction or withholding of any nature with respect to the making of Fixed Rate Consignments, or

(b) materially change the basis of taxation (except for Excluded Taxes) of payments to Consignor of the principal of or the interest on Fixed Rate Consignments or any other amounts payable to Consignor under this Agreement for Fixed Rate Consignments, or

(c) impose or increase or render applicable (other than to the extent specifically provided for elsewhere in this Agreement) any special deposit, reserve, assessment, liquidity, capital adequacy or other similar requirements (whether or not having the force of law) against assets held by, or deposits in or for the account of, or loans by, or commitments of an officer of Consignor, or

(d) impose on Consignor any other conditions or requirements with respect to Fixed Rate Consignments or any class of commitments of which any of Fixed Rate Consignments form a part;

(e) and the result of any of the foregoing is: (i) to increase the cost to Consignor of making, funding, issuing, renewing, extending or maintaining any of the Fixed Rate Consignments, or (ii) to reduce the amount of principal, interest or other amount payable to Consignor hereunder on account of any of the Fixed Rate Consignments, or (iii) to require Consignor to make any payment or to forego any interest or other sum payable hereunder, the amount of which payment or foregone interest or other sum is calculated by reference to the gross amount of any sum receivable or deemed received by Consignor for Customer hereunder, then, and in each such case, Customer will, upon demand by Consignor, at any time and from time to time and as often as the occasion therefor may arise, pay to Consignor such additional amounts as will be sufficient to compensate Consignor for such additional cost, reduction, payment or foregone interest or other sum.

Section 14.05.    Capital Adequacy.

If any future law, governmental rule, regulation, policy, guideline or directive (whether or not having the force of law) or the interpretation of any present or future laws by a court or governmental authority with appropriate jurisdiction affects the amount of capital required or expected to be maintained by Consignor or any corporation controlling Consignor and Consignor determines that the amount of capital required to be maintained by them, or any of them, is increased by or based upon the existence of Fixed Rate Consignments made or deemed to be made pursuant hereto or the commitments of Consignor hereunder, then Consignor may notify Customer of such fact, and Customer shall pay to Consignor from time to time upon demand, as an additional fee payable hereunder, such amount as Consignor shall determine and certify in a notice to Customer to be an amount that will adequately compensate Consignor in light of these circumstances for its increased costs of maintaining such capital. Consignor shall allocate such cost increases among its customers in good faith and on an equitable basis.

Section 14.06.    Survival of Representations and Covenants.

This Agreement and all covenants, agreements, representations and warranties made herein and in the certificates delivered pursuant hereto, shall survive the consigning of Consigned Precious Metal by Consignor to Customer and the execution and delivery to Consignor of this Agreement, and shall continue in full force and effect so long as any indebtedness or obligation of Customer to Consignor hereunder is outstanding and unpaid. Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the successors and assigns of such party; and all covenants, promises and agreements contained in this Agreement by or on behalf of Customer shall inure to the benefit of the successors and assigns of Consignor.

Section 14.07.    Notices.

All notices, requests, demands and other communications provided for hereunder shall be in writing (including telecopied communication) and mailed or telecopied or delivered to the applicable party at the addresses indicated below.

If to Consignor:

Fleet Precious Metals Inc. (operating as Bank of America Precious Metals)

111 Westminster Street

Providence, Rhode Island 02903

Attention: David R. Vega, Senior Vice President

Telecopy No.: (401)278-3077

in each case (except for routine communications) with a copy to:

Edwards & Angell, LLP

2800 Financial Plaza

Providence, Rhode Island 02903

Attention: Andrew J. Chlebus

Telecopy No.: 401-276-6611

If to Customer:

c/o AGY Holding Corp.

2558 Wagener Road

Aiken, SC 29801

Attention: Chief Financial Officer

Telecopy No.: 803-643-1424

in each case (except for routine communications) with a copy to:

Moore & Van Allen PLLC

100 N. Tryon Street, Floor 47

Charlotte, NC 28202-4003

Telecopy No.: 704-378-2062

Attention: John McIntosh

or, as to each party, at such other address as shall be designated by such parties in a written notice to the other party complying as to delivery with the terms of this Section. All such notices, requests, demands and other communication shall be deemed given upon receipt by the party to whom such notice is directed.

The address of Consignor for payment by or on behalf of Customer hereunder is as follows:

Bank of America, N.A.

111 Westminster Street

Providence, Rhode Island 02903

ABA: 026009593

For further credit to Fleet Precious Metals Inc.

Account # 099507047

Attn: Accounting & Funds

Ref: AGY Holding Corp.

Section 14.08.    Lost Documents.

Upon receipt of an affidavit of an officer of Consignor as to the loss, theft, destruction or mutilation of this Agreement which is not of public record, and, in the case of any such loss, theft, destruction or mutilation, Customer will execute and deliver, in lieu thereof, a replacement Agreement.

Section 14.09.    Waiver.

No failure or delay on Consignor’s part to exercise or to enforce any of Consignor’s rights hereunder or under any other instruments or agreement evidencing Customer’s Obligations to Consignor or to require strict compliance with the terms hereof or thereof in any one or more instances and no course of conduct on Consignor’s part shall constitute or be deemed to constitute a waiver or relinquishment of any such rights hereunder unless it shall have signed a waiver thereof in writing and no such waiver, unless expressly stated therein, shall be effective as to any transaction which occurs after the date of such waiver or as to any continuance of a breach after such waiver. Consignor’s rights hereunder shall continue unimpaired notwithstanding any extension of time, compromise or other indulgence granted by Consignor to Customer with respect to Customer’s Obligations to Consignor or any instrument given Consignor in connection therewith, and Customer hereby waives notice of any such extension, compromise or other indulgence and consent to be bound thereby as if they had expressly agreed thereto in advance.

Section 14.10.    Severability.

Any provision of this Agreement or any other Precious Metal Document which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

Section 14.11.    Knowledge and Discovery.

All references in this Agreement to “knowledge” of, or “discovery” by, Customer shall be deemed to include, without limitation, any such knowledge of, or discovery by, Customer or any executive officer of Customer.

Section 14.12.    Counterparts.

This Agreement may be executed by the parties hereto in several counterparts hereof and by the different parties hereto on separate counterparts hereof, each of which shall be an original and all of which counterparts shall together constitute one and the same agreement. Delivery of an executed signature page of this Agreement by facsimile transmission shall be effective as an in-hand delivery of an original executed counterpart hereof.

Section 14.13.    Joint and Several Obligations; Suretyship Waivers and Consents.

(a) Each covenant, agreement, obligation, representation and warranty of the Customer contained herein constitutes the joint and several undertaking of each Customer Party.

(b) Each Customer Party executing this Agreement as Customer acknowledges that the Obligations of such Person undertaken herein might be construed to consist, at least in part, of the guaranty of Obligations of the other Customer Parties and, in full recognition of that fact, each Customer Party consents and agrees that Consignor may, at any time and from time to time, without notice or demand, whether before or after any actual or purported termination, repudiation or revocation of this Agreement by any Customer Party, and without affecting the enforceability or continuing effectiveness hereof as to such Customer Party: (i) with the written consent of the other Customer Parties, supplement, restate, modify, amend, increase, decrease, extend, renew or otherwise change the time for payment or the terms of this Agreement or any part thereof, including any increase or decrease of the rate(s) of interest thereon; (ii) supplement, restate, modify, amend, increase, decrease or waive, or enter into or give any agreement, approval or consent with respect to, this Agreement or any part thereof, or the Intercreditor Agreement, or any condition, covenant, default, remedy, right, representation or term thereof or thereunder; (iii) accept partial payments; (iv) release, reconvey, terminate, waive, abandon, fail to perfect, subordinate, exchange, substitute, transfer or enforce any security or guarantees, and apply any security and direct the order or manner of sale thereof as Consignor in its sole and absolute discretion may determine; (v) release any Person from any personal liability with respect to this Agreement or any part thereof; (vi) settle, release on terms satisfactory to Consignor or by operation of applicable law or otherwise liquidate or enforce any security or guaranty in any manner, consent to the transfer of any security and bid and purchase at any sale; or (vii) consent to the merger, change or any other restructuring or termination of the corporate or partnership existence of any Customer Party or any other Person, and correspondingly restructure the Obligations evidenced hereby, and any such merger, change, restructuring or termination shall not affect the liability of any Customer Party or the continuing effectiveness hereof, or the enforceability hereof with respect to all or any part of the Obligations evidenced hereby.

(c) Consignor may enforce this Agreement independently as to each Customer and independently of any other remedy or security Consignor at any time may have or hold in connection with the Obligations evidenced hereby, and it shall not be necessary for Consignor to marshal assets in favor of any Customer Party or any other Person or to proceed upon or against or exhaust any security or remedy before proceeding to enforce this Agreement. Each Customer Party expressly waives any right to require Consignor to marshal assets in favor of any Customer Party or any other Person or to proceed against any other Customer Party or any Collateral provided by any Person, and agrees that Consignor may proceed against Customer or any Collateral in such order as it shall determine in its sole and absolute discretion.

(d) Notwithstanding any provision contained in this Agreement or any other Metals Document to the contrary, it is the intention and agreement of each Customer Party and Consignor that the obligations of each Customer Party under this Agreement and each other Metals Document to which it is a party shall be valid and enforceable against such Customer to the maximum extent permitted by applicable law. Accordingly, if any provision of this Agreement or any other Metals Document creating any obligation of a Customer Party in favor of Consignor shall be declared to be invalid or unenforceable in any respect or to any extent, it is the stated intention and agreement of each Customer Party and Consignor that any balance of the obligation created by such provision and all other obligations of such Customer Party to Consignor created by other provisions of this Agreement and Metals Documents shall remain valid and enforceable. Likewise, if any sums which Consignor may be otherwise entitled to collect from a Customer Party under this Agreement or other Metals Document shall be declared to be in excess of those permitted under any law (including any federal or state fraudulent conveyance or like statute or rule of law) applicable to such Customer Party’s obligations under this Agreement or other Metals Document, it is the stated intention and agreement of such Customer Party and Consignor that all sums not in excess of those permitted under such applicable law shall remain fully collectible by Consignor from such Customer Party, and such excess sums shall nevertheless survive as a subordinate obligation of such Customer Party, junior in right to the claims of general unsecured creditors. This provision shall control every other provision of the Metals Documents,

(e) Consignor’s rights hereunder shall be reinstated and revived, and the enforceability of this Agreement shall continue, with respect to any amount at any time paid on account of the Customer’s Obligations to Consignor which thereafter shall be required to be restored or returned by Consignor, all as though such amount had not been paid.

(f) To the maximum extent permitted by applicable law, and to the extent that the Obligations of a Customer Party are deemed to be a guaranty of the Obligations of another Customer Party, each Customer Party expressly waives any and all suretyship defenses now or hereafter arising or asserted by reason of (i) any disability or other defense of the other Customer

Parties with respect to the Obligations evidenced hereby, (ii) the unenforceability or invalidity of any security or guaranty for the Obligations evidenced hereby or the lack of perfection or continuing perfection or failure of priority of any security for the Obligations evidenced hereby, (iii) the cessation for any cause whatsoever of the liability of the other Customer Parties (other than by reason of the full payment and performance of all Obligations), (iv) any failure of Consignor to comply with applicable law in connection with the sale or other disposition of any Collateral or other security for any Obligation, (v) any act or omission of Consignor or others that directly or indirectly results in or aids the discharge or release of any Customer Party or the Obligations evidenced hereby or any security or guaranty therefor by operation of law or otherwise, (vi) the avoidance of any Lien in favor of Consignor for any reason, or (vii) any action taken by Consignor that is authorized by this Section or any other provision hereof or of the Intercreditor Agreement. Until such time, if any, as all of the Obligations have been paid and performed in full and no portion of any commitments of Consignor to Customer under any agreement remains in effect, no Customer Parry shall have any right of subrogation, contribution, reimbursement or indemnity from any other Customer, and each Customer Party (only in its capacity as a guarantor or surety) expressly waives any right to enforce any remedy that Consignor now has or hereafter may have against any other Person and waives the benefit of, or any right to participate in, any Collateral now or hereafter held by Consignor.

*The next page is the signature page*

IN WITNESS WHEREOF, Consignor and Customer have caused this Agreement to be executed by their respective duly authorized representatives as a sealed instrument as of the day and year first above written.

CUSTOMER:

AGY HOLDING CORP.

By:	/s/ Catherine Cuisson
Title:	Vice President & Chief Financial Officer

AGY AIKEN LLC

By:	AGY Holding Corp., its sole member

By:	/s/ Catherine Cuisson
Title:	Vice President & Chief Financial Officer

AGY HUNTINGDON LLC

By:	AGY Holding Corp., its sole member

By:	/s/ Catherine Cuisson
Title:	Vice President & Chief Financial Officer

CONSIGNOR:

FLEET PRECIOUS METALS INC.

By:	/s/ David R. Vega
David R. Vega, Senior Vice President